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proven against Mortgagee by any party, as a result of the presence of such substances or any removal or compliance with such Legal Requirements. The foregoing indemnification shall be a recourse obligation of Mortgagor and shall survive repayment of the Obligations, notwithstanding any limitation on recourse which may be contained herein or in any of the Security Documents or the delivery of any satisfaction, release or release deed, discharge or deed of reconveyance, or the assignment of this Mortgage by Mortgagee; provided, however, that the foregoing indemnification shall apply only to matters arising prior to any taking of possession of the Premises by Mortgagee or any other person succeeding to the interest of Mortgagee pursuant to the terms hereof; further provided, that the foregoing indemnification shall not apply to loss, costs and the like arising from the gross negligence or wilful misconduct of the party seeking indemnification.

                 15. Event of Default. The occurrence of an "Event of Default" (as defined in the Indenture) shall constitute an Event of Default hereunder.

                 16. Remedies. (a) Upon the occurrence of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Security Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default described in subsections 8.1(ix) or 8.1(x) of the Indenture, automatically the Obligations immediately shall become due and payable, and (b) if such event is any other Event of Default, by notice to Mortgagor, Mortgagee may declare the Obligations to be immediately due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

                 (i) Mortgagee may, to the extent permitted by applicable law,
         (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Intercompany Note, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Security Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution

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